Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	12/31/2025	9/30/2025	12/31/2024
Scheduled CD maturities for subsequent quarter	$752,656	$642,619	$509,533
Average rate scheduled CD maturities for subsequent quarter	3.70%	4.04%	4.61%
Average loan rate - loan originations/renewals QTD (excludes fees)	6.47%	6.87%	7.10%
Cost of total deposits, Qtr-End	2.27%	2.63%	2.77%
Cost of interest-bearing deposits, Qtr-End	2.82%	3.24%	3.44%
Net interest margin, final month of Qtr	3.50%	2.97%	2.95%
Noninterest bearing DDA balances, Qtr-End	$2,684,272	$2,598,895	$2,619,687
Reserve for unfunded commitments, Qtr-End	$572	$780	$608
Credit card spend QTD	$277,447	$272,473	$263,629
Credit card net income QTD	$1,835	$2,405	$1,867
Merchant services fees QTD	$647	$580	$569
Mortgage banking income QTD	$1,664	$1,864	$1,513
FDIC insurance QTD	$2,371	$2,475	$2,225
Salaries & employee benefits QTD	$23,838	$25,522	$24,062
Other operating expense	$7,194	$6,083	$6,455
Third party processing and other services QTD	$7,779	$8,095	$8,515
Equipment and occupancy expense QTD	$3,737	$3,615	$3,600
Earnings retention YTD	73%	72%	70%
QTD tax rate	19.72%	16.81%	17.89%
YTD tax rate	19.15%	18.89%	18.55%

Available Liquidity	12/31/2025	9/30/2025	12/31/2024
Cash and cash equivalents	$1,626,696	$1,773,305	$2,376,634
Investment Securities (mkt value), net of pledged	$497,946	$625,018	$352,313
Total on balance sheet liquidity	$2,124,642	$2,398,323	$2,728,947

FHLB fundings availability	$3,203,242	$3,159,368	$3,067,337
Correspondent lines of credit availability	$120,000	$225,000	$225,000
Brokered deposit availability (25% of assets per policy)	$4,431,798	$4,396,050	$4,337,929
Federal Reserve Bank fundings availability	$2,298,339	$2,215,168	$2,112,813
Total Available Liquidity	$12,178,021	$12,393,909	$12,472,026